EXHIBIT 99.1

BioForm Medical Reports Financial Results for the Fourth Quarter and Full Fiscal Year Ended June 30, 2009

SAN MATEO, Calif., Aug. 19, 2009 (GLOBE NEWSWIRE) -- BioForm Medical, Inc. (Nasdaq:BFRM) today announced its financial results for the fourth quarter and full fiscal year ended June 30, 2009. Net sales were $19.2 million for the quarter ended June 30, 2009 as compared to $16.7 million for the quarter ended June 30, 2008, an increase of $2.5 million or 15.0%. The net loss was $1.9 million for the quarter ended June 30, 2009 as compared to a net loss of $20.0 million for the quarter ended June 30, 2008, which included a one-time charge described below. Net sales were $66.5 million for fiscal year 2009 as compared to $67.5 million for fiscal year 2008, a decrease of $1.0 million or 1.5%. The net loss was $21.1 million for fiscal year 2009 as compared to $29.5 million for fiscal year 2008.

Operating Results:

Domestic sales were $15.5 million for the quarter ended June 30, 2009 as compared to $13.2 million for the quarter ended June 30, 2008, an increase of $2.3 million or 17.4%. International sales were $3.7 million for the quarter ended June 30, 2009 as compared to $3.5 million for the quarter ended June 30, 2008, an increase of $0.2 million or 5.7%.

Gross profit was $14.6 million for the quarter ended June 30, 2009 as compared to $14.4 million for the quarter ended June 30, 2008, an increase of $0.2 million or 1.4%. As a percentage of sales, gross profit for the quarter ended June 30, 2009 was 76.0% as compared to 86.3% for the quarter ended June 30, 2008. The decrease in gross profit margin for the quarter ended June 30, 2009 was primarily due to a one-time charge of $1.4 million associated with the write-down of certain inventory. Without this write-down of inventory, the gross profit margin for the quarter would have been in line with the Company's guidance of 80-83% of sales for fiscal 2009.

Operating expenses were $16.5 million for the quarter ended June 30, 2009 as compared to $34.7 million for the quarter ended June 30, 2008. The decrease of $18.2 million results primarily from two factors, a one-time charge of $11.2 million taken in the fourth quarter of fiscal 2008 for acquired in-process research and development associated with the Advanced Cosmetic Intervention asset purchase, and a reduction in quarterly operating expenses reflecting the cost savings actions taken during fiscal 2009.

Net loss per share applicable to common stockholders decreased to $0.04 for the quarter ended June 30, 2009 as compared to a net loss per share of $0.43 for the quarter ended June 30, 2008. This decrease in net loss per share reflects the higher revenues and lower operating expenses in the fourth quarter of fiscal 2009 as compared to the fourth quarter of fiscal 2008, which included a one-time charge of $11.2 million for in-process research and development.

As of June 30, 2009, BioForm Medical had $42.2 million in cash and cash equivalents, an increase of $0.8 million during the quarter versus $41.4 million for the quarter ended March 31, 2009.

RADIESSE(r) Dermal Filler Product Strategy:

  *  In March 2009, BioForm Medical launched, in the United States, a new 1.5cc RADIESSE Volume Advantage syringe intended to
     replace the core 1.3cc syringe form of RADIESSE dermal filler.
     The 1.5cc RADIESSE Volume Advantage remains priced at $295 per syringe and therefore provides physicians and patients with 15% more filler product at the same price per syringe, which may improve physician and patient satisfaction with
     RADIESSE dermal filler treatment.

  *  In April 2009, BioForm Medical launched, in the United States, a new 0.8cc RADIESSE Moderate Fill syringe at a list price of
     $199.  The 0.8cc RADIESSE  Moderate Fill syringe is intended to enable the Company to capture additional U.S. dermal filler market share by providing a cost-effective way to use RADIESSE dermal filler to treat moderate nasolabial folds that have historically been treated with one of the 0.8cc or 1.0cc
     hyaluronic acid products.

  *  In July 2009, BioForm Medical announced FDA approval for a method of mixing RADIESSE dermal filler with lidocaine prior to injection.  In clinical trials, this pre-mixing technique demonstrated an improvement in patient comfort and an increase in patient satisfaction with RADIESSE dermal filler procedures.
     In August 2009, the Company began shipping separate accessory kits, containing a luer-lock connector and an empty syringe, to facilitate physician adoption of this new mixing technique.

Polidocanol NDA Amendment Filed:

  *  In July 2009, BioForm Medical's partner, Chemische Fabrik
     KREUSSLER & Co. GmbH, filed with the FDA the additional
     manufacturing validation information requested by the FDA
     to complete the NDA submission for Polidocanol. BioForm
     Medical believes that this submission now permits the FDA
     to initiate its complete NDA review and the Company will be working with Kreussler throughout the review process.

Operating Expense Reduction Plan:

  *  In the second quarter of fiscal 2009, BioForm Medical
     implemented a plan to significantly reduce its operating
     expense run-rate by up to $20.0 million annually, or $5.0
     million per quarter. During the third and fourth quarter
     of fiscal 2009, operating expenses of BioForm Medical have averaged $16.0 million per quarter as compared to an average of $21.2 million in the first and second quarter of fiscal
     2009.

"We believe that the launch of our new syringe size strategy has accelerated market share gains for BioForm Medical in the most recent quarter," said Steve Basta, Chief Executive Officer of BioForm Medical. "Physicians have continued using our 1.5cc RADIESSE Volume Advantage syringe, and many physicians are finding that the 0.8cc RADIESSE Moderate Fill syringe provides an attractive alternative to hyaluronic acid product syringes for more moderate nasolabial fold treatments. We believe that this product bracketing strategy along with the recent approval of the lidocaine mixing procedure may enable us to increase our market share in future quarters. We remain cautious, however, about the impact of the current recession on the dermal filler market. Our guidance reflects caution about the economy balanced with enthusiasm for the responses we have received from physicians regarding our improved product offerings. We have also implemented our cost reduction measures effectively over the past two quarters and are now operating at the expense rate we have previously communicated as our operating expense guidance for fiscal 2010."

Fiscal Year 2010 Guidance:

BioForm Medical is providing the following financial guidance for the full fiscal year ended June 30, 2010:

  *  Revenues are expected to be approximately $64-70 million.
  *  Gross profit is expected to be approximately 80-83% of sales, with some possible fluctuation outside of this range on a
     quarterly basis.
  *  Operating expenses are expected to be approximately $64-68 million.
  *  Net loss is expected to be less than $14 million.
  *  Total cash used is expected to be less than $10 million.

Conference Call:

BioForm Medical will hold a conference call today at 2:00 pm Pacific Time (5:00 p.m. Eastern Time) to discuss the financial results and guidance provided in this press release. The conference call will be webcast live on the Investor Relations section of BioForm Medical's website at http://www.bioform.com. The conference call may be accessed by dialing 877-591-4949 for callers in the U.S. and 719-325-4884 for international callers. Please notify the operator that you would like to join "BioForm Medical's Fourth Quarter & Fiscal 2009 Earnings Call" and provide the participant code "8574038", if prompted.

About BioForm Medical, Inc.:

BioForm Medical, Inc. is a medical aesthetics company headquartered in San Mateo, California, developing products that enhance aesthetic procedures performed in dermatology and plastic surgery practices. BioForm Medical's lead product is RADIESSE(r) dermal filler, a long-lasting filler for use in facial aesthetics. BioForm Medical is developing several future aesthetics products, including a radiofrequency treatment to reduce nerve function in the forehead, a sclerotherapy treatment for spider veins, and a surgical adhesive for brow lifts. For more information about BioForm Medical, please visit www.bioform.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the nature and timing of FDA review of the Polidocanol NDA, the Company's ability to gain market share as a result of its product offerings and strategy, the Company's ability to achieve and sustain operating expense reductions, and, the Company's financial guidance for fiscal year 2010, are all forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties, which may cause BioForm Medical's actual results to differ materially from the statements contained herein. BioForm Medical's financial results for the quarter ended June 30, 2009, as discussed in this release, are preliminary and subject to adjustment. Further information on potential risk factors that could affect BioForm Medical's business and its financial results are detailed in its latest Form 10-Q as filed with the Securities and Exchange Commission on May 13, 2009. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. BioForm Medical undertakes no obligation to update publicly any forward looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

                            BIOFORM MEDICAL, INC.
                     SUMMARY OF OPERATIONS (unaudited)
                    (in thousands, except per share data)

                        Three months ended       Twelve months ended
                             June 30,                  June 30,
                        2009         2008         2009         2008
                      ---------    ---------    ---------    ---------

 Net U.S. sales       $ 15,465     $ 13,220     $ 53,651     $ 54,393
 Net International
  sales                  3,705        3,492       12,867       13,090
                      ---------    ---------    ---------    ---------
 Net sales              19,170       16,712       66,518       67,483

 Cost of sales           4,565        2,289       13,020       11,393
                      ---------    ---------    ---------    ---------
 Gross profit           14,605       14,423       53,498       56,090
                      ---------    ---------    ---------    ---------

 Operating expenses:
   Sales and
    marketing           12,160       17,702       54,583       56,912
   Research and
    development          2,149        2,690        9,551        9,313
   Acquired
    in-process
    research and
    development             --       11,230           --       11,230
   General and
    administrative       2,175        3,090       10,233        9,882
                      ---------    ---------    ---------    ---------
 Total operating
  expenses              16,484       34,712       74,367       87,337
                      ---------    ---------    ---------    ---------

 Other income
  (expense), net
   Interest income,
    net                     49          412          660        1,902
   Other income
    (expense), net         (12)         (51)        (713)         110
                      ---------    ---------    ---------    ---------
 Loss before income
  taxes                 (1,842)     (19,928)     (20,922)     (29,235)

 Provision for
  income taxes              35           80          197          290

                      ---------    ---------    ---------    ---------
 Net loss             $ (1,877)    $(20,008)    $(21,119)    $(29,525)
                      =========    =========    =========    =========

 Net loss per common
  share, basic and
  diluted             $  (0.04)    $  (0.43)    $  (0.46)    $  (0.94)

 Weighted-average
  number of common
  shares used in per
  share calculation,
  basic and diluted     46,350       46,257       46,334       31,276

                         BIOFORM MEDICAL, INC.
             CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
                           (in thousands)

                                              Years Ended June 30,
                                               2009          2008
                                            ---------      ---------
 Assets
 Current assets:
   Cash and cash equivalents                $  42,162      $  59,204
   Accounts receivable, net of allowance
    for doubtful accounts of $1,343 at
    June 30, 2009 and $836 at June 30,
    2008                                       12,034         10,989
   Inventories                                  4,894          8,167
   Prepaid royalties                            1,259            929
   Prepaid other                                1,249          1,603
   Other current assets                           357            805
                                            ---------      ---------
     Total current assets                      61,955         81,697

 Property and equipment, net                    7,599          9,037
 Prepaid royalties                              1,869          3,288
 Other assets                                     244            548
                                            ---------      ---------
     Total assets                           $  71,667      $  94,570
                                            =========      =========

 Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable                         $   1,297      $   3,533
   Deferred revenues                              515            454
   Accrued royalty expenses                       299            280
   Accrued liabilities                          5,866          8,066
   Capital lease obligations, current
    portion                                        41             34
                                            ---------      ---------
     Total current liabilities                  8,018         12,367
   Capital lease obligations, long-term
    portion                                        28             60
                                            ---------      ---------
     Total liabilities                          8,046         12,427

     Total stockholders' equity                63,621         82,143
                                            ---------      ---------
     Total liabilities and stockholders'
      equity                                $  71,667      $  94,570
                                            =========      =========

CONTACT:  BioForm Medical, Inc.
          Can Gumus, Senior Manager, Corporate Development
          650.286.4003